Exhibit 16.1

www.rrbb.com

ROSENBERG RICH BAKER BERMAN & COMPANY

265 Davidson Avenue, Suite 210 • Somerset, NJ 08873-4120 • phone 908-231-1000 • fax 908-231-6894

111 Dunnell Road, Suite 100 • Maplewood, NJ 07040 • phone 973-763-6363 • fax 973-763-4430

July 29, 2016

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sir/Madam:

We have read Item 4.01 of Nukkleus Inc.’s (the “Company”) Form 8-K dated July 28, 2016, and are in agreement with the statements relating only to Rosenberg Rich Baker Berman & Company contained therein.

We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

Rosenberg Rich Baker Berman & Company

AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS • CENTER FOR AUDIT QUALITY • PRIVATE COMPANIES PRACTICE SECTION • PRIME GLOBAL • REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD